As filed with the Commission on October 19, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Profile Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8742	20-5156305
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 201

8411 West Oakland Park Boulevard

Sunrise, FL 33351

Telephone: (844) 856-8838

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dan Oran

Profile Solutions, Inc.

Suite 201

8411 West Oakland Park Boulevard

Telephone: (844) 856-8838

Email: dan@profilesolutionsinc.com

(Name, address, including zip code, and telephone number, including area code, and email address of agent for service)

Copy to:

Jackson L. Morris, Esq.

3116 W. North A Street

Tampa, FL 33609-1544

Telephone: 813) 892-5969

Email: jackson.morris@rule144solution.com

As soon as practicable after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

	Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	$167,583,443	(1)	$0.16	(2)	$26,813,350.88	$3,249.78

(1) Registered on behalf of selling stockholders

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average high and low sale price for the registrant’s common stock on October 12, 2018, as reported by the OTC Markets Group.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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PRELIMINARY PROSPECTUS

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell the shares until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion: Dated October ___, 2018

Profile Solutions, Inc.

Common Stock, $0.001 par value per share

167,583,443 shares

This prospectus covers the sale by selling stockholders of 167,583,443 shares of our common stock, par value $0.001 per share. The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We expect our selling stockholders to pay ordinary and customary brokerage fees and commissions upon the sale of their shares. The total number of shares of common stock which may be sold pursuant to this prospectus, in the aggregate, represents 21.7% of our total issued and outstanding common stock as of August 31, 2018. We will not receive any proceeds from the sale of the shares by the selling stockholders. The selling stockholders may be deemed to be statutory underwriters of the shares they sell. See, “How We Expect The Selling Stockholders To Distribute Their Shares.”

Our common stock is quoted in the over-the-counter market under the symbol “PSIQ”. On October 17, 2018, the closing price of our common stock was $0.2000 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.

Our auditors have raised substantial doubt as to our ability to continue as a “going concern.”

We are an “emerging growth company”, as defined in the Jump Start Our Business Startups Act of 2012 (“JOBS act”) and will therefore be subject to reduced public company reporting requirements.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2018

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REPORTS TO SECURITY HOLDERS

We intend to furnish to our stockholders’ annual reports containing audited financial statements and quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year, whether or not we are required to file such reports pursuant to Section 15 of the Securities Exchange Act of 1934. In addition, we may from time to time furnish to stockholders’ additional information about us and our business as our management deems appropriate.

USE OF PRONOUNS AND OTHER WORDS

The pronouns “we”, “us”, “our” and the equivalent used in this prospectus mean Profile Solutions, Inc. and its consolidated subsidiary, Elite Products International, Inc. In the notes to our consolidated financial statements, the “Company” means Profile Solutions, Inc. and its consolidated subsidiary. The pronoun “you” means the reader of this prospectus.

SUMMARIES OF REFERENCED DOCUMENTS

This prospectus contains references to, summaries of and selected information from agreements and other documents. These agreements and other documents are not incorporated by reference; but, are filed as exhibits to our registration statement of which this prospectus is a part and which we have filed with the U.S. Securities and Exchange Commission. We believe the summaries and selected information provide all material terms from these agreements and other documents. Whenever we make reference in this prospectus to any of our agreements and other documents, you should refer to the exhibits filed with our registration statement of which this prospectus is a part for copies of the actual agreement or other document. See “Where You Can Find Additional Information About Us” for instructions as to how to access and obtain these agreements and other documents.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward–looking statements that involve risks and uncertainties. We use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, or “may”, or other such words, verbs in the future tense and words and phrases that convey similar meaning and uncertainty of future events or outcomes to identify these forward–looking statements. There are a number of important factors beyond our control that could cause actual results to differ materially from the results anticipated by these forward–looking statements. While we make these forward–looking statements based on various factors and using numerous assumptions, you have no assurance the factors and assumptions will prove to be materially accurate when the events they anticipate actually occur in the future.

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The forward–looking statements are based upon our beliefs and assumptions using information available at the time we make these statements. We caution you not to place undue reliance on our forward–looking statements as (i) these statements are neither predictions nor guaranties of future events or circumstances, and (ii) the assumptions, beliefs, expectations, forecasts and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward–looking statement to reflect developments occurring after the date of this prospectus.

YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Selling stockholders may sell our shares only in jurisdictions where such sale and distribution is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the distribution of our common stock.

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PROSPECTUS SUMMARY

This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our securities discussed in this prospectus under “Risk Factors” beginning on page 6 of this prospectus.

At the date of this prospectus, we have 772,808,793 shares of common stock issued and outstanding. Our selling stockholders are offering 167,583,443 shares of our common stock, par value $0.001 per share which, in the aggregate, represents 21.7% of our total issued and outstanding common stock. Our selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We expect our selling stockholders to pay ordinary and customary brokerage fees and commissions upon the sale of their shares into the public securities market. We will not receive any proceeds from the stockholders’ sale of the shares. The selling stockholders may be deemed to be statutory underwriters of the shares they sell. See, “How We Expect The Selling Stockholders To Distribute Their Shares.” Our common stock is publicly traded in the over-the-counter market under the symbol “PSIQ”.

We manufacture, market, distribute and sell products containing cannabidiol (CBD) extracts from cannabis/industrial hemp plants containing not more than 0.3% of THC (tetrahydrocannabinol - the psychotropic compound of cannabis) on a dry weight basis. We sell cookies, candies, creams, oils, salves and other products. We conduct our business only in states and countries where it is legal to do so under federal, state and applicable country laws and regulations. Marihuana or marijuana which contains THC and THC extracts are Schedule I drugs (illegal drugs) under federal Controlled Substances Act (21 US Code §802(16)).

Investment in our common stock involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. Our auditors have raised substantial doubt as to our ability to continue as a “going concern.” See “Risk Factors” beginning on page 6.

OUR CORPORATE HISTORY AND ORGANIZATION

We are a Delaware corporation founded in 2006. Our original name was YaFarm Technologies, Inc. We changed our name to Integrative Stem Cell Holdings, Inc. in 2014. We effected a 5 or 1 stock split on January 22, 2013. On May 29, 2014, we entered into a Share Exchange Agreement under which we acquired the assets and business of Profile Solutions, Inc., a Florida corporation, for 42,500,000 shares of our common stock and we changed our name to its current form. We effected a 1 for 10 reverse stock split on July 31, 2014. On December 14, 2017, we entered into another Share Exchange Agreement with Elite Products International, Inc., a Florida corporation (“Elite”), and Elite’s stockholders, issuing an aggregate total of 600,000,000 shares, representing approximately 85% of our issued and outstanding common stock to acquire all of the issued and outstanding equity securities of Elite. As part of the transaction, we increased our authorized common stock to 1,000,000,000 shares. Accordingly, Elite is deemed to be the acquirer for accounting purposes. Our consolidated financial statements are a recapitalization of Elite’s financial statements since inception, February 15, 2017.

The address of our headquarters office is Suite 201, 8411 West Oakland Park Boulevard, Sunrise, Florida 33351. Our toll-free telephone number at that address is (844) 856-8838. The address of our web site is www.profilesolutionsinc.com.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing our common stock. These risk factors are not necessarily exclusive and other unanticipated risk may arise. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following and of unanticipated risks. You could lose all or part of your investment due to any of these risks. You should invest in our common stock only if you can afford to lose your entire investment.

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RISKS RELATED TO FEDERAL AND STATE REGULATION OF OUR PRODUCTS.

Possible yet unanticipated changes in federal and state law could cause our products which include cannabis/industrial hemp CBD extracts to be illegal, or could otherwise prohibit, limit or restrict our business and products, forcing us to abandon our business activities or reduce our financial prospects.

Until 2014 when 7 US Code §5940 became federal law as part of the 2014 Farm Act, products containing CBD extracts, such as ours, derived from cannabis/industrial hemp, notwithstanding a THC content of not more than 0.3% on a dry weight basis, were classified as Schedule I illegal drugs. THC is the psychoactive component of plants in the cannabis family generally identified as marihuana or marijuana. You have no assurance that 7 US Code §5940 will not be repealed or amended such that our products would once again be illegal under federal law. For our purposes, 7 US Code §5940 is actuated by state law permitting “agricultural pilot programs to study the growth, cultivation or marketing of industrial hemp”. Although a majority of states have adopted laws and regulations that license such pilot programs to private enterprise and regulate such programs and the produce thereof, you have no assurance that such state laws may not be repealed or amended such that our products would once again be illegal under the laws of one or more states now permitting our products, which in turn would render our products illegal in those states under federal law even if the federal law is unchanged. In the event of either repeal of federal or of state laws and regulations, or of amendments thereto which are adverse to our business and products, we may be required to cease operations or restrict or limit our products or the distribution thereof, which could be expected to have adverse consequences to our business, operations, revenues and profitability, in which event you may lose your entire investment.

Sources of our key ingredient, CBD extracts from cannabis/industrial hemp plants depend upon legality of cultivation, processing, marketing and sales of products derived from those plants under state law.

Our key ingredient is CBD extracts derived from cannabis/industrial hemp plants, which can be legally produced only in states which have laws and regulations that qualify under 7 US Code §5940 for implementation of “agricultural pilot programs to study the growth, cultivation or marketing of industrial hemp”, apart from state laws legalizing and regulating medical and recreational cannabis or marijuana which remains illegal under federal law and regulations. At the present time we purchase all of our CBD extracts from licensed growers and processors in Colorado and South Carolina. As described in the preceding risk factor, in the event of repeal or amendment of laws and regulations which are now favorable to the cannabis/industrial hemp industry in Colorado and South Carolina, we would be required to locate new suppliers in states with laws and regulations that qualify under 7 US Code §5940. If we were to be unsuccessful in arranging new sources of supply of our raw ingredients, or if our raw ingredients were to become legally unavailable, our business and operations could be limited, restricted or entirely prohibited, which could be expected to have adverse consequences to our business, operations, revenues and profitability, in which event you may lose your entire investment.

We can produce our cannabis/industrial hemp derived CBD extract containing products only in states which have laws and regulations which qualify under 7 US Code §5940 as pilot programs for “agricultural pilot programs to study the growth, cultivation or marketing of industrial hemp”.

Apart from the legality of cultivation, processing, distribution and use of cannabis/industrial hemp derived CBD extracts in any particular state, the interstate shipment cannabis/industrial hemp derived CBD extracts is legal only between states that have adopted laws and regulations that qualify under 7 US Code §5940. Although Florida has adopted such laws and regulations such that we can receive interstate shipments of cannabis/industrial hemp derived CBD extracts and manufacture our products in Florida, Florida does not at the date of this prospectus have a cannabis/industrial hemp industry that can supply our needs. We produce our CBD containing products in Florida under contract with manufacturers who are licensed to produce such products as commercial bakers, formularies of cosmetic products and confectioners. Accordingly, we are dependent on suppliers in other states where cultivation and processing of cannabis/industrial hemp is legal. We believe it is legal under federal law and regulations for us to receive shipments in Florida from out-of-state suppliers in states that also have laws and regulations that qualify under 7 US Code §5940. In the event Florida were to change its laws and regulations in a way adverse to our receipt of cannabis/industrial hemp derived CBD extracts and production of our finished products containing those extracts, we would be required to relocate our production operations to another state with laws and regulations favorable to our business. The costs of relocating our business and operations and of engaging contract manufacturers in another state could be substantial and adversely impact our profitability.

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Because we can sell and ship our products containing cannabis/industrial hemp derived CBD extracts only in states that have adopted laws and regulations qualifying under 7 US Code §5940, a reduction in the number of states having such qualifying laws and regulations could limit, restrict or otherwise preclude our sales.

As noted in the preceding risk factors, the interstate shipment of cannabis/industrial hemp derived CBD extracts is legal only between states with laws and regulations qualifying under 7 US Code §5940. In the same way acquisition of our primary raw ingredient is restricted by this factor, likewise the marketing sale of our finished products is limited by such factor and is restricted to such states. Although we believe we may lawfully sell our finished products in a majority of states, a repeal or adverse amendment of laws and regulations that are now favorable to the distribution, marketing and sale of our finished products could significantly limit, restrict or prevent us from generating revenues. Any such repeal or adverse amendment of now favorable laws and regulations could be expected to have an adverse impact on our revenues and commercial viability of our business.

Existing contractors and existing and prospective customers, including wholesale and retail customers, may be deterred from doing business with us because of fears of adverse changes in federal or state laws.

Any perception by our contractors, customers and potential customers that federal and state laws and regulations may be repealed or adversely amended with a consequence that we, in the event we were to continue our business despite and in violation of law, or they may become the subject of a criminal investigation and enforcement as a result of doing business with us, should they continue to do business with us in violation of law, should we be become the subject of a criminal investigation and enforcement in the event of such repeal or amendment could be expected to discourage them from doing business with us, prevent us from obtaining our products and depress our sales and prevent us from achieving or maintaining profitability, should we achieve it. A prolonged inability to achieve profitability and to maintain it thereafter, could be expected to close our business which could result in a complete loss of your investment.

In the event we offer our products for sale from a website available in all states, we may be found to violate the laws of states in which all or certain uses of any cannabis containing products are illegal, which could have an adverse impact on our reputation and ability to continue and expand sales of our products.

We currently offer our products for sale from our website. The mere visibility of such a website in states where the sale of our CBD containing products is illegal could result in a finding that we have violated the criminal laws of one or more of such states. Any criminal investigation, prosecution and conviction would be expected to adversely impact our sales and our ability to remain in business.

In the event of repeal or adverse amendment of 7 US Code §5940 which reclassified cannabis/industrial hemp and its extracts as a Schedule I or Schedule II illegal drug, we would not be able to deduct some of our business expenses for federal income tax purposes notwithstanding the legality of our products under state law.

Section 280E of the Internal Revenue Code prohibits businesses “trafficking” in Schedule I and Schedule II substances, as defined under the Controlled Substances Act, 21 U.S.C. § 802(16), forcing us to pay higher effective federal tax rates than similar companies in other industries. The effective tax rate on such a “trafficking” business depends on how large its ratio of nondeductible expenses is to its total revenues. Therefore, should we be deemed to be “trafficking” in Schedule I and Schedule II substances, which we are not at the date of this prospectus, the tax burden on our business may cause us to be less profitable than we could be otherwise.

We may not be able to attract or retain a majority of independent directors.

Our board of directors is not currently comprised of a majority of independent directors. We may in the future desire to list our common stock on The New York Stock Exchange (“NYSE”) or The NASDAQ Stock Market (“NASDAQ”), both of which require that a majority of our board be comprised of independent directors. We may have difficulty attracting and retaining independent directors because, among other things, we operate in the broadly defined cannabis industry, and as a result we may be delayed or prevented from listing our common stock on the NYSE or NASDAQ.

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If we or our senior management would be subject to criminal prosecution, we would expect to terminate our business and you would lose our entire investment.

If any of the laws and regulations described in the preceding risk factors were to be repealed or amended such that our business would be deemed illegal and we and our senior management subject to possible criminal prosecution, we would expect to terminate our business, in which event you could expect to lose your entire investment.

We may be subject to licensing under possible future federal and state laws and regulations, which could restrict or prevent us from engaging in business or could increase our costs of doing business.

We cannot determine if future potential federal and state laws and regulations may require us to obtain and maintain licenses, permits, authorizations, or accreditations for production, distribution and sale of our products. We could be subject to licensure requirements in multiple state and local jurisdictions, involving compliance with complex laws and regulations which may impose differing requirements from jurisdiction to jurisdiction. You have no assurance that we will be able to comply with and obtain future licensure, if required, or that we could do so at reasonable cost. Failure to comply with or to obtain the necessary licenses, permits, authorizations, or accreditations could result in prohibitions or restrictions on our ability to conduct our business.

The acceptance of our products may depend on the general acceptance and levels of use of medical and recreational marijuana and economic conditions in the medical and recreational marijuana industry, over which we have no control.

Our revenues and profitability may be adversely affected by social attitudes toward medical and recreational marijuana and by economic conditions and changes in the market for medical and recreational marijuana. Loss of favor among users of medical and recreational marijuana or among society at large or loss of financial viability for the medical and recreational marijuana industry could adversely affect our business and profitability.

We may have difficulty accessing the service of banks which may make it difficult for us to operate.

Many banks will not accept deposits from and credit card processors will not clear transactions for businesses involved with the broadly defined cannabis industry, notwithstanding the legality of cannabis/industrial hemp derived products. Consequently, we may have difficulty finding a bank and credit card processor willing to accept our business. The inability to open or maintain bank accounts or accept credit card payments from customers could be expected to cause us difficulty processing transactions in the ordinary course of business, including paying suppliers, employees and landlords, which could have a significant negative effect on our operations and your investment in our common stock.

We may be unable to obtain insurance against certain risks.

We do not maintain and believe we cannot obtain product liability insurance. In the event we experience claims based on illness or adverse reaction to ingestion or topical use of our products, we will pay legal fees, settlements and judgments out of our revenues and cash flow, which would reduce our profitability or increase our losses, as may be the case.

RISKS RELATED TO OUR UNCERTAINTY OF PROFITABILITY

Our limited product line may hinder our business and contribute to variable and unsteady revenues and profits.

We have and plan to further develop a limited number of products at a time. A limited number of products may cause variability and unsteady profits and losses depending on the products offered. Our business strategy may result in increased volatility of revenues and earnings. Because of the anticipated nature of the products that we will attempt to develop, it is difficult to accurately forecast revenues and operating results and these items could fluctuate in the future due to a number of factors. These factors may include, among other things, the following:

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●	Our ability to raise sufficient capital to take advantage of opportunities and generate sufficient revenues to cover expenses.

●	Our ability to source opportunities with sufficient risk adjusted returns.

●	Our ability to manage our capital and liquidity requirements based on changing market conditions generally and changes in the developing legal medical marijuana and recreational marijuana industries.

●	The amount and timing of operating and other costs and expenses.

●	The nature and extent of competition from other companies that may reduce market share and create pressure on pricing and investment return expectations.

●	Adverse changes in the national and regional economies in which we will participate, including, but not limited to, changes in our performance, capital availability, and market demand.

●	Adverse developments in the efforts to legalize marijuana or increased federal enforcement of existing law.

●	Changes in laws, regulations, accounting, taxation, and other requirements affecting our operations and business.

Our operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant.

Management of growth will be necessary for us to be competitive.

Successful expansion of our business will depend on our ability to effectively attract and manage staff, strategic business relationships, and shareholders. Specifically, we will need to hire skilled management and technical personnel as well as manage partnerships to navigate shifts in the general economic environment. Expansion has the potential to place significant strains on financial, management and operational resources, yet failure to expand will inhibit our profitability goals.

We are entering a potentially highly competitive market.

We face strong competition from larger companies that may offer or plan to offer products similar to ours. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger client bases than we have (or may be expected to have). If and as CBD infused bakery, cosmetic and confectionary products become more widely accepted, industry dominant cookie and candy manufacturers may decide to enter our business sector and quickly gain significant market share. In such event, our growth, which depends at present on a highly fragmented market for the types of products we offer, could suffer.

Given the rapid changes affecting the global, national, and regional economies generally and the law and regulations governing medical marijuana and recreational marijuana industries, in particular, we may not be able to create and maintain a competitive advantage in the marketplace.

Our success will depend on our ability to keep pace with any changes in its markets, especially with legal and regulatory changes. Our success will depend on our ability to respond to, among other things, changes in the economy, market conditions, competitive pressures and laws and regulations. Any failure by us to anticipate or respond adequately to such changes could have a material adverse effect on our financial condition, operating results, liquidity, cash flow and our operational performance.

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There could be unidentified risks involved with an investment in our common stock.

The foregoing risk factors are not a complete list or explanation of the risks involved with an investment in our common stock. Additional risks will likely be experienced that we are not presently able to foresee. Prospective investors must not construe this information provided herein as constituting investment, legal, tax or other professional advice. Before making any decision to invest in our securities, you should read this entire prospectus and consult with your own investment, legal, tax and other professional advisors. An investment in our securities is suitable only for investors who can assume the financial risks of an investment for an indefinite period of time and who can afford to lose their entire investment. We make no representations or warranties of any kind with respect to the likelihood of the success of our business, the value of our securities, any financial returns that may be generated or any tax benefits or consequences that may result from an investment in us.

Our failure to continue to attract, train, or retain highly qualified personnel could harm our business.

Our success also depends on our ability to attract, train, and retain qualified personnel, specifically those with management and product development skills. In particular, we must hire additional skilled personnel to further our research and development efforts. Competition for such personnel is intense. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be harmed.

We may be unable to respond to the rapid technological change in our industry and such change may increase costs and competition that may adversely affect our business.

Frequent new product introductions and evolving industry standards characterize our market. The continued growth of the Internet and intense competition in our industry exacerbate these market characteristics. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our products and services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of our products and services. In addition, any new enhancements must meet the requirements of our current and prospective users and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our products and services or infrastructures to adapt to these changes.

We cannot guarantee we will succeed in achieving our goals, and our failure to do so would have a material adverse effect on our business, prospects, financial condition and operating results.

Our products are new and are only in the early stages of commercialization. We are not certain these products will be well received as anticipated. Some of our products may have taste, texture and other features that may limit their appeal to consumers and put us at a competitive disadvantage. If our current or future products fail to appeal to consumer tastes or we do not achieve or sustain market acceptance, we could lose customers which could have a material adverse effect on our business, financial condition and operating results.

As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products are subject to a high level of uncertainty and risk. Because our markets are new and evolving, it is difficult to predict with any certainty the size of this market and its growth rate, if any. You have no assurance that a market for our products will develop, grow or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, our business, financial condition and operating results would be materially adversely affected.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any ability to report and file our financial results accurately and timely could harm our reputation and adversely impact the future trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We currently have insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of US GAAP and SEC disclosure requirements. Additionally, there is a lack of formal process and timeline for closing the books and records at the end of each reporting period and such weaknesses restrict our ability to timely gather, analyze and report information relative to the financial statements. Because of our limited resources, there are limited controls over information processing. There is inadequate segregation of duties consistent with control objectives. Our management is composed of a small number of individuals resulting in a situation where limitations on segregation of duties exist. In order to remedy this situation, we would need to hire additional staff. Currently, we are unable to hire additional staff to facilitate greater segregation of duties.

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RISKS RELATED TO OUR COMMON STOCK

Trading in our common stock on OTC Markets has been subject to wide price and volume fluctuations.

Our common stock is currently quoted for public trading on OTCMarkets.com. The trading price and volume of our common stock has been subject to wide fluctuations. Trading prices of our common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with limited business operation. You have no assurance that trading prices and price earnings ratios previously experienced by our common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our common stock is in the category of penny stocks because our shares are not traded on a national stock exchange, trade at less than $5.00 per share, we do not meet certain other financial requirements specified by the Securities and Exchange Commission. Penny stocks are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our common stock, including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. The rule requires brokers who sell “penny stocks” to persons other than established customers and “accredited investors” to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. The rule may discourage or restrict the ability of brokers to sell our shares of common stock and may affect the secondary market for our shares of common stock. These rules could also hamper our ability to raise funds in the primary market for our shares of common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND

RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017

REVENUES:

For the Year Ended December 31,
2017	2016	Increase (Decrease)	Percent of Change
$208,236	$247,436	$(39,200)	(15.84)%

Significant Customers

For the year ended December 31, 2017 and December 31, 2016, in the aggregate, 2 customers and 4 customers, respectively, accounted for 58% and 72% of our total revenues for each respective period.

On a geographical basis, for the year ended December 31, 2017, approximately 99% and 1% of our total revenues were generated from the United States and Canada, respectively. For the year ended December 31, 2016, approximately 81% and19% of our total revenues for the period were generated from the United States and Canada, respectively.

COST OF REVENUES:

For the Year Ended December 31,
2017	2016	Increase (Decrease)	Percent of Change
$94,773	$203,643	$(108,870)	(53.46)%

Almost all of the decrease in cost of goods for the year ended December 31, 2017 as compared to year ended December 31, 2016 is that in 2016 the Company purchased the complete product and re- sold it. For the year ended December 31, 2017, the Company produced the product that was sold, therefore, reducing the cost of the goods sold.

GENERAL AND ADMINISTRATIVE EXPENSES:

For the Year Ended December 31,
2017	2016	Increase (Decrease)	Percent of Change
$134,241	$85,219	$49,022	57.52%

The increase in general and administrative expenses for year ended December 31, 2017 as compared to the year ended December 31 of 2016 is primarily due to the following factors:

o	Approximately $12,805 is the result of an increase in administrative and support staff.

o	Approximately $11,150 is the result of an increase in a trade show expense.

o	The remaining increase is due to the normal business operations of the company such as automobile expense, dues, rent expense and other miscellaneous expenses.

 pg.13

PROFESSIONAL FEES:

For the Year Ended December 31,
2017	2016	Increase (Decrease)	Percent of Change
$21,717	$—	$21,717	100%

This increase is due normal business operations of the Company

We believe gross profit is our key indicator of operating progress. Our operations generated the following gross profit, during the years ended December 31 of 2017 and 2016:

	2017	2016
Revenue	$208,236	$247,436

Direct costs	94,773	203,643

Gross profit	$113,463	$43,793

Gross Profit Percent	54%	18%

Although our gross profit percentage during the year ended December 31 of 2017 and 2016 was adequate, the volume of sales was not sufficient to cover the remaining expenses after the direct costs were deducted. In order to reach our goal of ongoing profitability, our main priority is to increase revenues while maintaining the current gross profit percentage.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017

REVENUES:

For the Six Months Ended June 30,

2018	2017	Increase (Decrease)	Percent of Change
$432,877	$33,183	$399,694	1,205%

Significant Customers

During the six months ended June 30, 2018 and 2017, Elite had one customer that approximated 35% of sales and one customer that approximated 26% of sales, respectively. One customer in 2018 is also a minority shareholder of the Company.

On a geographical basis, for six month ended June 30, 2018, approximately 100% and 0% of our total revenues were generated from the United States and Canada, respectively.

For the year ended December 31, 2017, approximately 99% and 1% of our total revenues for the period were generated from the United States and Canada, respectively.

COST OF REVENUES:

For the Six Months Ended June 30,

2018	2017	Increase (Decrease)	Percent Inc (Dec)
$180,587	$51,683	$128,904	249%

Almost all of the increased in cost of goods for the six months ended June 30, 2018 as compared to six months ended June 30, 2017 is that in 2018 the Company purchased the complete product and re- sold it. For the six months ended June 30, 2017, the Company produced the product that was sold, therefore, reducing the cost of the goods sold.

 pg.14

GENERAL AND ADMINISTRATIVE EXPENSES:

For the Six Months Ended June 30,

2018	2017	Increase (Decrease)	Percent Inc (Dec)
$383,803	$60,312	$323,491	536%

The increase in general and administrative expenses for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017 is primarily due to the following factors:

o	Approximately $54,000 is the result of an increase in a trade show expense.

o	Approximately $53,000 in the result of an increase in advertising expense.

o	Approximately $160,000 is the result of an increase in consulting expense.

o	The remaining increase is due to the normal business operations of the company such as automobile expense, dues, rent expense and other miscellaneous expenses.

PROFESSIONAL FEES:

For the Six Months Ended June 30,

2018	2017	Increase (Decrease)	Percent Inc (Dec)
$118,209	$—	$118,209	100%

This increase is due normal business operations of the Company of which $ 90,000 related to consulting.

We believe gross profit is our key indicator of operating progress. Our operations generated the following gross profit, during the six months ended June 30, 2018 and 2017:

	2018	2017
Revenue	$432,877	$33,183

Direct costs	180,587	51,683

Gross profit	$252,290	$(18,500)

Gross Profit Percent	58%	(56)%

Although our gross profit percentage during the six months ended June 30, 2018, was adequate, the volume of sales was not sufficient to cover the remaining expenses after the direct costs were deducted. In order to reach our goal of ongoing profitability, our main priority is to increase revenues while maintaining the current gross profit percentage.

LIQUIDITY AND CAPITAL RESOURCES

“Liquidity” refers to our ability to generate adequate amounts of cash to meet our needs for cash. We believe we will have adequate liquidity to maintain current operations during 2018, but we may choose to locate additional sources of cash to facilitate growth and expansion.

We do not currently have material commitments for capital expenditures and do not anticipate entering into any such commitments during the next twelve months. Our current commitments consist primarily of lease obligations for office space, computer equipment and office equipment.

 pg.15

At December 31, 2017, we had a working capital surplus of $104,329 as opposed to a working capital deficit of $42,676 at the December 31, 2016, an increase of $147,005. This increase is due to a combination of factors. The primary factors are increase in cash balance due to the stock sale proceeds, increase in prepaid expenses, inventory and accounts receivable balances.

At June 30, 2018, we had a working capital surplus of $520,784, an increase of $416,455 during the six-month period. This increase is due to a combination of factors. The primary factors are increase in cash balance due to the stock sale proceeds, increase in prepaid expenses, inventory, accounts receivable balances and loan receivable.

We anticipate that our primary uses of cash in the next year will continue to be for general operating purposes and to facilitate growth and expansion by establishing a sales and marketing program. We anticipate our operating cash requirements for the next twelve months to be in the range of $250,000 to $500,000.

For a statement of our critical accounting policies and use of estimates, see the notes to our financial statements.

OUR BUSINESS

Overview

We manufacture, market, distribute and sell products containing cannabidiol (CBD) extracts, including oils and powders, from cannabis/industrial hemp plants containing not more than 0.3% of THC (tetrahydrocannabinol - the psychotropic compound of cannabis) on a dry weight basis. We sell cookies, candies, creams, oils, salves and other products. We also have a line of products for house pets. We use cannabis/industrial hemp derived CBD extracts that contain no or very little THC. We buy our raw materials from licensed producers. We conduct our business only in states and countries where it is legal to do so under federal, state and applicable country laws and regulations. Cannabis/marihuana or marijuana which contains THC, products that contain THC extracts and CBD extracts derived from cannabis/marijuana plants, as distinguished from cannabis/industrial hemp, are Schedule I drugs (illegal drugs) under federal Controlled Substances Act (21 US Code §802(16)).

Our Products.

We offer a diverse array of commonly utilized product, including but not limited to edibles, such as candies, gummies, cookies, crystal pop, honey and multi-vitamins, oils, tinctures, vapes, creams, and salves. Our products include a line of creams, and salves for house pets.

Our Market

We sell our products at wholesale and retail throughout the United States, but only in states that have laws and regulations that qualify programs under 7 US Code §5940 and in Canada. At the date of this prospectus, thirty-nine states have adopted qualifying programs and represent a market for our products.

Our Sales and Marketing

In addition to selling our products directly to consumers from our website, we depend upon our network of distributors and resellers to represent our product in various markets. We have approximately thirty distributors which distribute to retail distribution in the sixteen states where we presently have retail sellers of our products at the date of this prospectus. No single distributor represents more than ten percent of our aggregate sales volume. We are continuously evaluating the pricing as a primary factor in our distributors and sales channels and periodically restructures or updates our agreements and methods of distribution. We recently established a distributor in Israel.

Where We Buy Our CBC Ingredients

We buy our cannabis/industrial hemp derived CBD ingredients from one supplier in each of Colorado and South Carolina who are licensed in their respective states to cultivate and process industrial hemp. We believe we are not dependent on these two suppliers, because there are many licensed sources of cannabis/industrial hemp derived CBD ingredients in those and other states.

 pg.16

How We Produce Our Products

We provide our CBD raw ingredient and product specifications to licensed manufacturers of food, cosmetic and candies who fill our orders and drop ship the particular products. At the present we use several contractors for each product line. Our contractors are currently located in Florida and Colorado. We believe we are not dependent on our current contractors, because there are many licensed bakers, formularies of cosmetic products, confectioners and other contractors in thirty-nine states at the date of this prospectus.

Intellectual Property

We do not have a federal trademark for Elite Products International, Inc. There is no assurance we will file for or receive trademark protection. We do not believe our business is dependent on registration of our trademark, in which we claim common law trademark protections absent registration.

Competition

Our competitors include firms dedicated to the regulated cannabis industry as well as suppliers of supplies utilized in the retail sale of CBD infused products. We compete in markets where CBD infused products have been legalized and regulated, which includes thirty-nine states within the United States, its territories and Canada, at the date of this prospectus. We expect that the composition of our competitive environment will continue to evolve as the industry matures. Additionally, increased competition is possible to the extent that new states and geographies enter the marketplace as a result of continued enactment of regulatory and legislative changes that de-criminalize and regulate cannabis products. We believe that by being well established in the industry, our experience and success to date, and continued expansion of product offerings in new and existing locations are factors that mitigate the risk associated with operating in a developing competitive environment. Additionally, the contemporaneous growth of the industry as a whole will result in new customers entering the marketplace, thereby further mitigating the impact of competition on our operations and results.

Government Regulation of Cannabis/Industrial Hemp and its derivatives.

The federal 2014 Farm Act contains a provision codified as 7 US Code §5940 - Legitimacy of industrial hemp research – provides:

(a) In general notwithstanding the Controlled Substances Act (21 U.S.C. 801 et seq.), chapter 81 of title 41, or any other Federal law, an institution of higher education (as defined in section 1001 of title 20) or a State department of agriculture may grow or cultivate industrial hemp if—

(1)

the industrial hemp is grown or cultivated for purposes of research conducted under an agricultural pilot program or other agricultural or academic research; and

(2)

the growing or cultivating of industrial hemp is allowed under the laws of the State in which such institution of higher education or State department of agriculture is located and such research occurs.

(b)(1) [ defines “agricultural pilot program”]

(b)(2) The term “industrial hemp” means the plant Cannabis sativa L. and any part of such plant, whether growing or not, with a delta-9 tetrahydrocannabinol concentration of not more than 0.3 percent on a dry weight basis

At the date of this prospectus, thirty-nine states have implemented laws and regulations in reliance on and in compliance with 7 US Code §5940. While these laws and regulations vary widely from state to state, we are able to buy our cannabis/industrial hemp CBD raw materials and sell our products containing those raw materials in and ship the raw materials and our products between all thirty-four states.

 pg.17

Notwithstanding the legality of cannabis/industrial hemp derived CBD extracts containing less than 0.3% THC by dry weight, CBD extracts derived from the marihuana/marijuana plant, also of the cannabis family but which typically contains higher levels of THC remains illegal even when the THC level is below 0.3%.

Employees

We have five full-time employees, including our executive officers for sales, marketing, bookkeeping and production. None of our employees are represented by a labor union. We believe we have a good relationship with our employees and are not aware of any employee disputes. We may expect disputes with employees from time to time in the ordinary course of business.

Description of Our Property

We co-occupy 2,700 square feet of general office space which we use for our headquarters and operations, under a three-year lease commencing February 28, 2018. The beginning annual rent is $55,996, with annual increase of three percent. See, “Related Party Transactions and Relationships”. We believe that our existing office facilities are adequate for our needs. Should we require additional space at that time, or prior thereto, we believe that such space can be secured on commercially reasonable terms.

Legal Proceedings

We are not engaged in any legal proceeding nor are we aware of any threats or claims of legal action at the date of this prospectus.

OUR MANAGEMENT

At the date of this prospectus, we have only one director and one officer. Mr. Oran is our director, chief executive officer, chief operating officer and chief financial officer, beginning May 2017. Mr. Oran is 53 years of age.

Our stockholders elect our directors. Our directors serve terms of one year and are generally elected at each annual stockholder meeting; provided, that there is no assurance we will hold a stockholders’ meeting annually. Each director will remain in office until his successor is elected. We do not have an independent director using the definition of independence contained in the NASDAQ listing rules. Despite his lack of independence, Mr. Oran would not qualify as an “audit committee financial expert”. Our board of directors elects our executive and their terms of office are at the discretion of the board of directors, subject to terms and conditions of employment agreements, if any. We have the authority under Delaware law and our bylaws to indemnify our directors and officers against certain liabilities. We have been informed by the U.S. Securities and Exchange Commission that indemnification against violations of federal securities law is against public policy and therefore unenforceable.

Mr. Oran immigrated to the United States from Israel in 1991. We expect Mr. Oran to devote thirty percent or approximately 60 hours per month of his working time to our business. Mr. Oran is currently majority shareholder, director and chief executive officer of Blackpoll Fleet International, Inc., a publicly traded company (“BPOL”) which has been engaged in aviation parts sales. The following table sets forth the additional business activities of Mr. Oran during the last five years and other pertinent information about his employment and employer.

EMPLOYER	POSITION	NATURE	REVENUES	EMPLOYEES	DATES OF EMPLOYMENT
CS America OP LLC	CEO	Consulting	$419,960.00	5	3-15-13 to present
Cybertec Group LLC	MGR	Cell Phones	$123,347.00	0	8-20-14 to present
GFS World	CEO	Travel Sales	$2,564,407.00	10	5-31-13 to present

BOARD COMMITTEES

With a single director, our board of directors does not have compensation, nominating, audit committees or any other committees. Our board of directors has not adopted a code of ethics.

 pg.18

HOW WE COMPENSATE OUR MANAGEMENT

Dore S. Perler was our sold director, chief executive office and chief financial officer in fiscal years 2016 and 2017, resigning December 14, 2017. We did not pay Mr. Perler any compensation for his services in 2016 and 2017, including salary, bonus, stock awards, option awards, non-equity incentive plan compensation or any other compensation.

We paid Mr. Oran a salary of $14,100 for his service as our sole director, chief executive office and chief financial officer in 2017. We did not pay Mr. Oran bonus, stock awards, option awards, non-equity incentive plan compensation or any other compensation. We do not currently and have an agreement to provide Mr. Oran, and to not presently intend to provide any additional executive officers, with supplemental or other retirement benefits, equity awards or stock-based compensation.

We do not have any pension or nonqualified deferred compensation plans.

EMPLOYMENT AGREEMENTS

We do not have employment agreement with Mr. Oran. Mr. Oran has a Consulting Agreement with our subsidiary through October 31, 2020, to provide general advice on current standard practices and trends at an annual base salary of $90,000. Mr. Oran participates in all benefit programs made available to our executive and/or salaried employees, paid vacation and reimbursement for business related expenses. The Consulting Agreement automatically extends for one additional term of three years, if neither party gives notice during the last thirty days of the initial term that the agreement will not be extended.

We do not pay compensation to Mr. Oran for his service as a director in addition to his compensation as an executive officer. We may compensate future directors who are not also executive officers. We have not determined the amount of we may pay to future directors.

KEY EMPLOYEE

Shimon Fhima has been the chief executive officer of our subsidiary since February 2016. Our subsidiary has an employment agreement with Mr. Fhima beginning November 1, 2017 and ending October 30, 2020 at an annual base salary of $90,000. Mr. Fhima participates in all benefit programs made available to our executive and/or salaried employees, paid vacation and reimbursement for business related expenses. From May 2013 through November 2015, Mr. Fhima was Operations Manager at Super Outlet Store of Miami, LLC. From December 2013 through January 2015, Mr. Fhima was Operations Manager at GFS Worldwide, LLC.

WHO OWNS OUR COMMON STOCK

The following table sets forth certain information about the common stock ownership, including common stock a named person has a right to acquire within six months, by (i) each director and executive officer; (ii) directors and executive officers as a group, and (iii) by persons who own five percent or more of our common stock. The address of our directors and officers is our address.

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class
Dan Oran, Executive Officer (1)	314,208,334	40.7%
All directors and officers, as a group (one person)	314,208,334	40.7%
Leonard Tucker	113,000,000	14.6%
F6-123, 20423 State Road 7, Boca Raton, FL 33498
Shimon Fhima	60,000,000	7.8%
427 Coconut Circle, Weston, FL 33326
S & H Land Development, LLC	38,874,023	5.0%
2860 Center Port Circle, Pompano Beach, FL 33064
Lael Investments, LLC	38,874,023	5.0%
Apartment # 2805, 3201 NE 183rd Street, Aventura, FL 33160
Shimi Beg	60,000,000	7.8%
Apartment # 10, 123 Rothschild Street, Rishon Letsiyon Israel 75236

(1)	Includes 8,000,000 shares beneficially owned by Nataliya Kirk, Mr. Oran’s wife.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock.

 pg.19

RELATED PARTY TRANSACTIONS AND RELATIONSHIPS

We have not engaged in any related party transactions in our last fiscal year and current year to date of this prospectus, except as follows:

Our landlord, CSA8411, LLC., is owned by Mr. Oran’s wife, Nataliya Kirk. Our rental rate is $20.90 per square foot. We believe this rate is competitive in the market for general office space of the class of office space we lease from our landlord.

MARKET INFORMATION AND RELATED STOCKHOLDER MATTERS

Market information

Our common stock trades on in the over-the-counter markets on alternative trading platforms, including OTCMarkets.com. Our ticker symbol is “PSIQ”. The following table sets forth the quarterly high and low sale prices for our common shares for the last two completed fiscal years and the subsequent interim periods. The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions. The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported on OTCMarkets.com:

	High	Low
2018 - Quarter Ended
March 31	$0.272	$0.018
June 30	$0.188	$0.043
September 30	$0.282	$0.025

	High	Low		High	Low
2017 - Quarter Ended			2016 - Quarter Ended
March 31	$0.024	$0.010	March 31	none	none
June 30	$0.010	$0.024	June 30	$0.028	$0.014
September 30	$0.016	$0.010	September 30	$0.028	$0.014
December 31	$0.024	$0.010	December 31	$0.021	$0.012

On October 17, 2018, the closing sales price of our common stock as reported by the OTC Markets Group was $0.200 per share.

As of October, 17, 2018, we had seventy-six holders of record of our common stock.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our Board and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations. Dividend rights of both our common and preferred shareholders will entitle them to the same dividend that other shareholders of the same class receive.

Our Transfer Agent

Our transfer agent is Action Stock Transfer Corporation, whose address is Suite 214, 2469 E. Fort Union Boulevard, Salt Lake City, UT 84121, whose telephone number is 801-274-1088 and whose website is www.actionstocktransfer.com.

 pg.20

DESCRIPTION OF OUR SECURITIES

The following description of our common stock is qualified in our entirety by reference to our Articles of Incorporation, as amended, our bylaws and Delaware corporation law. We are authorized to issue 1,000,000,000 shares of common stock, $0.001 par value per share. At the date of this prospectus, we have 772,808,793 shares issued and outstanding. Holders of our common stock:

●	Have one vote per share on election of each director and other matters submitted to a vote of stockholders;
●	Have equal rights with all holders of issued and outstanding common stock to receive dividends from funds legally available therefore, if any, when, as and if declared from time to time by the board of directors;
●	Are entitled to share equally with all holders of issued and outstanding common stock in all of our assets remaining after payment of liabilities, upon liquidation, dissolution or winding up of our affairs;
●	Do not have preemptive, subscription or conversion rights; and
●	Do not have cumulative voting rights.

Our board of directors, without further stockholder approval, may issue up to ten million shares of preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

SELLING STOCKHOLDERS

This prospectus relates to the resale of 167,583,443 shares of our common stock, par value $0.001 per share. The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of October 17, 2018 and the number of shares of our common stock being offered pursuant to this prospectus. None of the selling stockholders are our directors, officers or otherwise our affiliates legally or beneficially owning ten percent or more of our common stock within the past three years. We do not expect the selling stockholders to sell all of the shares they own and to own none of our shares in the event they are successful in completing the offering of their shares.

Name	Number of Shares Owned and Offered
Capri International Ventures, LLC.	1,000,000
Alon Elezra	1,000,000
Alina Burlaka	20,000,000
Azran Enterprises	400,000
Yakov Blives	4,000,000
Vladimir Kudyakov	4,714,286
Viki Menahem	4,000,000
Avi Menahem	4,000,000
Kfir Nahum	4,000,000
Kevin Hagen	4,000,000
Yoram Shaaltiel	1,000,000
LAEL Investments, LLC.	38,874,023
S & H Land Development, LLC.	38,874,023
Henry Rengifo	100,000
Galit Sagiv	100,000
Robbie G. Hicks	100,000
Tomas Felipe Luengas Sanchez	100,000
Liana Yangirova	14,285,714
Eyal Mehaber	11,153,400
Shayna Tucker	10,815,757
Vladimir Kudyakov	4,714,286

 pg.21

HOW WE EXPECT THE SELLING STOCKHOLDERS TO DISTRIBUTE THEIR SHARES

This prospectus relates to the resale by the selling stockholders of 167,583,443 shares of our common stock, par value $0.001 per share.

The selling stockholders may, from time to time, sell any or all of shares of common stock covered hereby on OTC Markets, or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. A selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

 pg.22

The selling stockholders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440. To our knowledge, no selling stockholder is not broker-dealers or a registered representative or affiliates of a broker-dealer. We may require the selling stockholders to suspend the sales of the shares of common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into an option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker- dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933 including Rule 172 thereunder.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and will inform it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933).

To our knowledge, the selling stockholders are not broker-dealers or affiliates of broker-dealers. We may require the selling stockholders to suspend the sales of the shares of common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Jackson L. Morris, Attorney at Law, Tampa, Florida.

 pg.23

EXPERTS

Our financial statements at and for the years ended and at December 31, 2017 and 2016 have been included in this prospectus in reliance on the report of Daszkal Bolton, LLP, Sunrise, Florida, an independent registered certified public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed a registration statement on Form S-1 under the Securities Act with the U.S. Securities and Exchange Commission for the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and our exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports and other information with the SEC.

You can read our SEC filings, including the registration statement of which this prospectus is a part, and exhibits thereto and reports subsequently filed, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at our Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

 pg.24

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Profile Solutions, Inc.

Sunrise, Florida

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Profile Solutions, Inc. (the “Company”) at December 31, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated financial statements, the Company has sustained recurring losses from operations and net cash used in operations and accumulated deficits that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Daszkal Bolton LLP

We have served as the Company’s auditor since 2018.

Fort Lauderdale, Florida

August 30, 2018

 pg.25

PROFILE SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS
	December 31 2017	December 31 2016
Current Assets:
Cash	$47,857	$70
Accounts receivable, net	59,917	—
Prepaid expenses	12,539	—
Inventory	16,650	4,526
Total current assets	136,963	4,596

Other Assets:
Deposits	1,250	1,250
Total other assets	1,250	1,250
Total Assets	$138,213	$5,846

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$32,634	$6,912
Due to related parties	—	40,360
Acquisition payable	—	—
Total current liabilities	32,634	47,272
Total liabilities	32,634	47,272

Stockholders' Equity:
Preferred shares, par value $0.001 per share, 10,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2017 and December 31, 2016 respectively	—	—
Common stock, par value $0.001 per share, 1,000,000,000 shares authorized; 757,233,793 and 600,000,000 shares issued and outstanding as of December 31, 2017 and December 31, 2016 respectively	757,234	600,000
Additional paid-in capital	(567,734)	(600,000)
Accumulated deficit	(83,921)	(41,426)
Total stockholders' equity	105,579	(41,426)
Total Liabilities and Stockholders' Equity	$138,213	$5,846

The notes are an integral part of these financial statements.

 pg.26

PROFILE SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2017	2016
Revenue	$208,236	$247,436
Cost of revenues	94,773	203,643
Gross Profit	113,463	43,793

Operating Expenses:

General and administrative	134,241	85,219
Professional fees	21,717	—
Total operating expenses	155,958	85,219
Loss from operations	(42,495)	(41,426)

Net loss before provision for income taxes	(42,495)	(41,426)

Provision for income taxes	—	—

Net loss	$(42,495)	$(41,426)

Loss per common share:
Loss per common share - Basic and Diluted	$—	$(0.00)

Weighted Average Common Shares Outstanding:
Basic and Diluted	604,738,553	600,000,000

The notes are an integral part of these financial statements.

 pg.27

PROFILE SOLUTIONS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

					Additional
	Common Stock		Preferred Stock		Paid-in	Stock	Accumulated
	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	Total

Balance - December 31, 2015	600,000,000	600,000	—	—	(600,000)	—	—	—

Net loss for the twelve months ended December 31, 2016	—	—	—	—	—	—	(41,426)	(41,426)

Balance - December 31, 2016	600,000,000	600,000	—	—	(600,000)	—	(41,426)	(41,426)

Recapitalization	157,233,793	157,234			32,266			189,500

Net loss for the twelve months ended December 31, 2017	—	—	—	—	—	—	(42,495)	(42,495)

Balance - December 31, 2017	757,233,793	757,234	—	—	(567,734)	—	(83,921)	105,579

The notes are an integral part of these financial statements.

 pg.28

PROFILE SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2017	2016
Cash Flow From Operating Activities:
Net loss	$(42,495)	$(41,426)
Adjustments to reconcile net loss to net cash from operating activities:

Changes in operating assets and liabilities:
Increase in deposits	—	(1,250)
Increase in prepaid expenses	(12,539)	(4,526)
Increase in inventory	(12,124)	—
Increase in accounts receivable, net	(59,917)	—
Increase in accounts payable	25,722	6,913
Net Cash Used in Operating Activities	(101,353)	(40,289)

Net Cash Used in Investing Activities	—	—

Financing Activities:
Proceeds from advances from related party	80,366	65,567
Repayment of advances from related party	(29,541)	(25,208)
Contributions	35,000	—
Distributions	(38,270)	—
Net cash received from recapitalization	101,585	—
Net Cash Provided by Financing Activities	149,140	40,359

Net Increase	47,787	70

Cash - Beginning of Period	70	0
Cash - End of Period	$47,857	$70

Supplemental cash flow information:
Conversion of debt to equity	$91,185	$—
Recapitalization	$189,500	$—

The notes are an integral part of these financial statements.

 pg.29

PROFILE SOLUTIONS, INC.

Notes to Consolidated Financial Statements

At and for the Years Ended December 31, 2017 and 2016

NOTE 1 - ORGANIZATION OF OPERATIONS

Profile Solutions, Inc. (“Profile”) is a Delaware corporation originally incorporated as YaFarm Technologies, Inc. on July 31, 2006.

On December 14, 2017, Profile entered into a Share Exchange Agreement with Elite Products International, Inc., a Florida corporation (“Elite”) incorporated on February 15th, 2016 issuing an aggregate total of 600,000,000 shares in exchange for 100% ownership of Elite. As part of the transaction, the Company filed a certificate of amendment with the State of Delaware increasing the authorized shares of common stock to 1,000,000,000 (one billion) shares of common stock. The transaction was accounted for as a corporate reorganization between entities under common control. These consolidated financial statements reflect the reorganized capital structure retrospectively for all periods presented for Profile and Elite, collectively (“the Company), the Company has presented earnings per share based on the Company shares issued to the former shareholders of Elite.

Profile through its subsidiary Elite is a distributor and manufacturer in the cannabinoid (CBD) industry. The Company’s products contain CBD Hemp extracts in the form of edibles, creams, oils, and salves.

The Company’s fiscal year end is December 31. Essentially all the operations of the Company are conducted through the Company’s wholly owned subsidiary in Sunrise, Florida.

Change in officers

On December 14, 2017, Officer and Director Dore S. Perler resigned and appointed Dan Oran as Officer and Director.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The comparative amounts presented in these consolidated financial statements are the historical results Elite for 2016 and for Elite and Profile for 2017 from the date of the reorganization, all intercompany balances and transactions have been eliminated in consolidation. The Company’s accounting policies used in the presentation of the accompanying consolidated financial statements conform to accounting principles generally accepted in the United States of America (“US GAAP”) as promulgated by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and have been consistently applied.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with a US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; income tax rate, income tax provision and valuation allowance of deferred tax assets; stock-based compensation, valuation of inventory and the assumption that the Company will continue as a going concern. Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

 pg.30

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, deposits, accounts payable and accrued expenses approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

It is not however practical to determine the fair value of advances from stockholders due to their related party nature.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents. There were no cash and cash equivalents at December 31, 2017 and 2016.

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

 pg.31

Pursuant to Section 850-10-20 the related parties include (i) affiliates of the Company; (ii) Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; (iii) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (iv) principal owners of the Company; (v) management of the Company; (vi) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (vii) Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company derives its revenues from sales contracts with its customer with revenues being generated upon rendering of products. Persuasive evidence of an arrangement is demonstrated via invoice; products are considered provided when the product is delivered to the customers; and the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

Accounts Receivable, net

The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The Company recorded an allowance of doubtful accounts of $2,920 and $0, for the years ended December 31, 2017 and 2016.

 pg.32

Inventories

Inventories are stated at the lower of cost or market using the first in, first out (FIFO) method. Provisions have been made to reduce excess or obsolete inventories to their net realizable value.

Costs of Revenue

Components of costs of revenue include product costs, shipping costs to customers and any inventory adjustments.

Shipping and Handling Costs

The Company includes shipping and handling fees billed to customers as revenues and shipping and handling costs for shipments to customers as cost of revenues.

Income taxes

The Company is governed by the income tax laws of the United States of America. The Company accounts for income tax using the liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely- than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company applies the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of December 31, 2017, and, 2016, the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future. The Company is subject to U.S. Federal income tax examinations for the tax years ended December 31, 2014 through 2016.

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (the Tax Act) was enacted into law and the new legislation contains several key tax provisions that affected us, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. We are required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, re-measuring our U.S. deferred tax assets and liabilities as well as reassessing the net realizability of our deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, we consider the accounting of the transition tax, deferred tax re-measurements, and other items to be incomplete due to the forthcoming guidance and our ongoing analysis of final year-end data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118.

The Company’s ability to utilize its net operating loss (NOL) carryforwards may be substantially limited due to ownership changes that may have occurred on December 14, 2017, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the Code), as well as similar state provisions. These ownership changes may limit the amount of NOL carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change,” as defined by Section 382 of the Code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percent of the outstanding stock of a company by certain stockholders or public groups.

If the Company has experienced an ownership change, utilization of the NOL carryforwards would be subject to an annual limitation, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any such limitation may result in the expiration of a portion of the NOL carryforwards before utilization. Until a study is completed, and any limitation known, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit under ASC-740. Any carryforwards that expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance. Due to the existence of the valuation allowance, it is not expected that any possible limitation will have an impact on the results of operations of the Company.

 pg.33

Tax returns for Profile Solutions, Inc. have not been prepared and filed for the years ended December 31, 2016 and 2017 through 2018 and may be subject to penalties for delinquent and non-compliance requirements, in addition, to the NOL carryover changes from prior years.

Net loss per common share

The Company follows ASC Topic 260 to account for earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

There were no potentially dilutive shares outstanding as of December 31, 2017.

Cash flows reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company evaluates subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recently issued accounting pronouncements

We have reviewed all new accounting pronouncements and, except as set forth below, do not expect any new pronouncements or guidance to have an impact on our results of operations or financial position:

All other newly issued accounting pronouncements, but not yet effective, have been deemed either immaterial or not applicable.

NOTE 3 – LIQUIDTY AND GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying consolidated financial statements, the Company had Revenues of $ 208,236 and $ 247,436, Loss from Operations of $ 42,495 and $ 41,426 and net cash used in operations of $101,353 and $40,289 and for the years ended December 31, 2017 and December 31, 2016 respectively

 pg.34

While the Company is attempting to generate sufficient revenues, the Company’s cash position may not be sufficient enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate sufficient revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate sufficient revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The independent auditors’ report on our consolidated financial statements for the years ended December 31, 2017 and 2016 contain explanatory paragraphs expressing substantial doubt as to our ability to continue as a going concern.

NOTE 4 – RELATED PARTY TRANSACTIONS

In March 2016, Elite entered into a three-year lease agreement with a related party for an aggregate rent of $46,091. This lease was amended in February 2018 for a monthly rent of approximately $4,000 with an annual escalation of 3% per year expiring on December 31, 2021 with the option to renew for two additional years. The Company owed this related party approximately $5,000 as of December 31, 2017 and 2016, respectively. The amounts owed to this related party were 45% and 75% of accounts payable as of December 31, 2017 and 2016, respectively.

Elite owed two related parties an aggregate of approximately $40,000 as of December 31, 2016. These amounts were repaid and converted to equity during 2017.

In November 2017, Elite entered into consulting agreements with three related parties for a monthly fee of $7,500 for three years. Two of the three agreements call for a percentage of future generations of sales and equity funding or acquisition of or by the Companies. Elite paid approximately $40,000 to these related parties in 2017. In February 2018, Elite entered into an additional consulting agreement with a related party for a monthly fee of $7,500 and 10% future generation of sales on a month to month basis.

Note 5 – CONCENTRATION ON CREDIT RISK

Major Customers

In 2017 and 2016, Elite had two customers that approximated 58% of sales and four customers that approximated 72% of sales. One customer in 2017 is also a minority shareholder of the Company.

At December 31, 2017, the Company had a concentration of accounts receivable from one customer, totaling 90%. This customer is also a minority shareholder of the Company.

Major Vendors

In 2017 and 2016, Elite had four vendors that approximated 57% of purchases and two vendors that approximated 70% of purchases.

NOTE 6 – EQUITY

As noted in Note one on December 14, 2017, the Company acquired all of the issued and outstanding shares of Elite. The acquisition was accounted for as a recapitalization of the Company. The former shareholders of Elite received 600,000,000 shares in the new parent entity Profile

Preferred Stock

The Company has 10,000,000 preferred shares authorized with a par value of $0.001 per share with no issued and outstanding at December 31, 2017 and 2016.

Common Stock

The Company has 1,000,000,000 common shares authorized with a par value of $0.001 per share with 757,233,793 and 600,000,000 shares issued and outstanding at December 31, 2017 and 2016.

 pg.35

During the year ended December 31, 2017, the company issued 600,000,000 shares of common stock to former shareholders of Elite for 100% of the issued and outstanding shares of Elite

NOTE 7 – PREPAID EXPENSES

Prepaid Expense represents the payment tendered to a manufacturer to produce product. For the year ended December 31, 2017 and December 31st 2016, the company had $ 12,539 and $ 0 respectively.

NOTE 8 - COMMITMENTS

Royalty agreements

On December 14, 2017, the Company entered into a Royalty Agreement with former shareholders. The purpose of this Agreement is to develop produce, market, promote, distribute and enhance the CannaSafe prototype. Royalty payments of 8 % will be tendered on a quarterly basis on February 1, May1, August 1 and November 1 of each year during the term of this agreement.

Lease agreements

On March 1, 2016 the Company’s wholly owned subsidiary, Elite entered into a three year lease agreement in Sunrise, Florida through February 28, 2019 for aggregate rent of $46,091. The amount is to be paid monthly over the term of the lease term along with 3 percent increases per annum. A deposit of $1,250 was tendered to secure the lease.

Future minimum lease payments for this office space are as follows:

Year	Amount
2018	15,669
2019	2,662
$18,331

Employment agreement

During the year ended December 31, 2017, the Company entered into an employment agreement dated November 1, 2017 with the Company’s CEO. As part of this agreement, the Company agreed to annual compensation of $ 90,000 with a 3-year term. Refer to Note 4 for additional future commitments related to this agreement.

Consulting agreements

During the year ended December 31, 2017, the Company entered into two separate consulting agreements dated November 1, 2017. As part of these agreements, the Company agreed to annual compensation of $ 90,000 each with 3-year terms. The Consultants will provide strategic business development ideas as well as public company expertise and management. Refer to Note 4 for additional future commitments related to these agreements.

NOTE 9 – INCOME TAXES

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets at December 31, 2017 and 2016 consist of net operating loss carryforwards. The net deferred tax asset has been fully offset by a valuation allowance because of the uncertainty of the attainment of future taxable income. The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2017 and 2016 were as follows:

 pg.36

	December 31, 2017	December 31, 2016

Expected tax (benefit) - Federal	$(8,433)	$(14,085)
Expected tax (benefit) - State	(2,337)	(2,278)
Tax effect of expenses that are not deductible for income tax purposes (net of other amounts deductible for tax purposes)	1,019	—

Change in valuation allowance	9,751	16,363
Total provision for income tax	$—	$—

The net deferred taxes in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

Gross deferred tax assets:
Temporary Difference	$—	$—
Net operating loss carryforwards	(20,253)	(10,501)
Total deferred tax assets	20,253	10,501
Less: valuation allowance	(20,253)	(10,501)
Net deferred tax asset recorded	$—	$—

The estimated net operating loss carryforward was approximately $79,900 at December 31, 2017. The Company’s net operating loss carryforward may be limited on the usage of such net operating loss carryforwards due to a change in ownership in accordance with Section 382 of the Internal Revenue Code. The Company provided a valuation allowance equal to the net deferred income tax asset for the year ended December 31, 2017 and 2016 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward. The increase in the valuation allowance was $20,253 from the year ended December 31, 2016. The potential tax benefit arising from tax loss carryforwards will expire in 2037.

NOTE 10 – SUBSEQUENT EVENTS

On February 1, 2018 the Company’s wholly owned subsidiary, Elite entered into a three year lease agreement in Sunrise, Florida commencing February 28, 2018 through December 31, 2021 for an annual rent totaling $51,996 with annual increase of 3 percent. The amount is to be paid monthly over the term of the lease term. A deposit of $4,333 was tendered to secure the lease.

Between January 1, and February 23, 2018, the Company raised gross proceeds of $520,000 from subscription agreements between $0.035 to $0.05 per share.

On March 2, 2018, the Company issued 714,286 shares with a fair value of $25,000 ($0.035/share) to a consultant as consideration for consulting services.

The Company’s total issued and outstanding shares of common stock as August 31, 2018 is 772,633,793

 pg.37

On June 15, 2018, the Company entered into Royalty Participation Agreement with Stemtech Corporation. The Company loaned $100,000 to Stemtech Corporation to be used as working capital. The loan is interest free and due twelve months from the effective date. In consideration for the $100,000 loan from the Company Stemtech will pay a percentage from the sales, licensing or disposition of its products or other revenue. The royalty payments equal the greater of $10,000 or one percent of all “gross revenue” received by the company during the month based on (i) the sale, license, development, commercialization or monetization of the products and (ii) all gains on disposition of any products or assets or other income until the earlier of (A) the closing of the Reorganization and purchase and Sale Agreement between the Stemtech Corporation and the Company or (B) 12 months from execution of this agreement.

On June 22, 2018, the Company entered into Royalty Participation Agreement with Stemtech Corporation. The Company loaned $50,000 to Stemtech Corporation to be used as working capital. The loan is interest free and due twelve months from the effective date. In consideration for the $50,000 loan from the Company, Stemtech will pay a percentage from the sales, licensing or disposition of its products or other revenue. The royalty payments equal the greater of $5,000 or one half percent of all “gross revenue” received by the company during the month based on (i) the sale, license, development, commercialization or monetization of the products and (ii) all gains on disposition of any products or assets or other income until the earlier of (A) the closing of the Reorganization and purchase and Sale Agreement between the Stemtech Corporation and the Company or (B) 12 months from execution of this agreement.

[Remainder of page left blank.]

 pg.38

PROFILE SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

At June 30, 2018 (unaudited) and December 31, 2017

ASSETS
	June 30, 2018	December 31, 2017
Current Assets:	(unaudited)
Cash	$194,425	$47,857
Accounts receivable, net	71,555	59,917
Loan receivable	150,000	—
Prepaid expenses	59,653	12,539
Inventory	101,045	16,650
Total current assets	576,678	136,963

Other Assets:
Deposits	10,378	1,250
Total other assets	10,378	1,250
Total Assets	$587,056	$138,213

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$55,894	$32,634
Total current liabilities	55,894	32,634
Total liabilities	55,894	32,634

Stockholders’ Equity:

Preferred shares, par value $0.001 per share, 10,000,000 shares authorized; 0 shares issued and outstanding as of June 30, 2018 and December 31, 2017 respectively	—	—
Common stock, par value $0.001 per share, 1,000,000,000 shares authorized; 772,808,793 and 757,233,793 shares issued and outstanding as of June 30, 2018 and December 31, 2017 respectively	772,809	757,234
Additional paid-in capital	117,341	(567,734)
Accumulated deficit	(358,988)	(83,921)
Total stockholders’ equity	531,162	105,579
Total Liabilities and Stockholder’s Equity	$587,056	$138,213

The notes are an integral part of these condensed consolidated financial statements.

 pg.39

PROFILE SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	Consolidated	Consolidated	Consolidated	Consolidated
Revenue	$170,600	$12,860	$432,877	$33,183
Cost of revenues	79,668	50,538	180,587	51,683
Gross Profit	90,932	(37,678)	252,290	(18,500)

Operating Expenses:

Compensation - officers	25,346	—	25,346	—
General and administrative	126,848	5,934	383,803	60,312
Professional fees	111,780	—	118,209	—
Total operating expenses	263,974	5,934	527,358	60,312
Loss from operations	(173,042)	(43,612)	(275,068)	(78,812)

Net loss before provision for income taxes	(173,042)	(43,612)	(275,068)	(78,812)

Provision for income taxes	—	—	—	—

Net loss	$(173,042)	$(43,612)	$(275,068)	$(78,812)

Loss per common share:
Loss per common share - Basic and Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted Average Common Shares Outstanding:
Basic and Diluted	772,656,870	107,585,747	770,599,776	107,585,747

The notes are an integral part of these financial statements.

 pg.40

PROFILE SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2018 (unaudited) and December 31, 2017

	Six Months Ended	Year Ended
	June 30, 2018	December 31, 2017
	(unaudited)
Cash Flow From Operating Activities:
Net loss	$(275,067)	$(42,495)
Adjustments to reconcile net loss to net cash from operating activities:
Stock-based compensation	25,000	—
Changes in operating assets and liabilities:
Increase in prepaid expenses	(56,242)	(12,539)
Increase in inventory	(84,395)	(12,124)
Increase in accounts receivable	(11,638)	(59,917)
Increase in accounts payable	23,260	25,722
Net Cash Used in Operating Activities	(379,082)	(101,353)

Investing Activities:
Issuance of note receivable	(150,000)	—
Net Cash Used in Investing Activities	(150,000)	—

Financing Activities:
Proceeds from advances from related party	—	80,366
Repayment of advances from related party	—	(29,541)
Contributions	—	35,000
Distributions	—	(38,270)
Net cash received from stock sold	527,000	—
Net cash received as part of deposit in transit	148,650	101,585
Net Cash Provided by Financing Activities	675,650	149,140

Net Increase (Decrease in Cash)	146,568	47,787

Cash - Beginning of Period	47,857	70
Cash - End of Period	$194,425	$47,857

The notes are an integral part of these financial statements.

 pg.41

PROFILE SOLUTIONS, INC.

Condensed Notes to Consolidated Financial Statements

June 30, 2018

(unaudited)

NOTE 1 - ORGANIZATION OF OPERATIONS

Profile Solutions, Inc. (“Profile”) is a Delaware corporation originally incorporated as YaFarm Technologies, Inc. on July 31, 2006.

On December 14, 2017, Profile entered into a Share Exchange Agreement with Elite Products International, Inc., a Florida corporation (“Elite”) incorporated on February 15th, 2016 issuing an aggregate total of 600,000,000 shares in exchange for 100% ownership of Elite. As part of the transaction, the Company filed a certificate of amendment with the State of Delaware increasing the authorized shares of common stock to 1,000,000,000 (one billion) shares of common stock. The transaction was accounted for as a corporate reorganization between entities under common control. These consolidated financial statements reflect the reorganized capital structure retrospectively for all periods presented for Profile and Elite, collectively (“the Company), the Company has presented earnings per share based on the Company shares issued to the former shareholders of Elite.

Profile through its subsidiary Elite is a distributor and manufacturer in the cannabinoid (CBD) industry. The Company’s products contain CBD Hemp extracts in the form of edibles, creams, oils, and salves.

The Company’s fiscal year end is December 31. Essentially all the operations of the Company are conducted through the Company’s wholly owned subsidiary in Sunrise, Florida.

Change in officers

On December 14, 2017, Officer and Director Dore S. Perler resigned and appointed Dan Oran as Officer and Director.

The Company’s fiscal year end is December 31. Essentially all the operations of the Company are conducted through the Company’s subsidiary Elite.

Change in officers

On December 14, 2017, former Officer and Director Dore S. Perler resigned and appointed Dan Oran as Officer and Director.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The Company’s condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In our opinion the unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring accruals) necessary to make the unaudited condensed consolidated financial statements not misleading. Operating results for the three and six months ended June 30, 2018 are not necessarily indicative of the final results that may be expected for the year ending December 31, 2018. For more complete financial information, these unaudited condensed financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2017. A summary of our significant accounting policies consistently applied in the preparation of the accompanying condensed consolidated financial statements follows.

 pg.42

Principle of consolidation

All intercompany balances and transactions have been eliminated on consolidation.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; the carrying value, recoverability and impairment, if any, of long-lived assets, including the values assigned to and the estimated useful lives of fixed assets; income tax rate, income tax provision and valuation allowance of deferred tax assets; stock-based compensation, valuation of inventory and the assumption that the Company will continue as a going concern.

Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency ’ to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

 pg.43

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, deposits, accounts payable and accrued expenses approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

It is not however practical to determine the fair value of advances from stockholders due to their related party nature.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of Judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

 pg.44

Revenue recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company derives its revenues from sales contracts with its customer with revenues being generated upon rendering of products. Persuasive evidence of an arrangement is demonstrated via invoice; products are considered provided when the product is delivered to the customers; and the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

Accounts Receivable, net

The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The Company recorded an allowance of doubtful accounts of $2,920 and $0, for the six months ended June 30, 2018 and 2017.

Inventories

Inventories are stated at the lower of cost or market using the first in, first out (FIFO) method. Provisions have been made to reduce excess or obsolete inventories to their net realizable value.

Costs of Revenue

Components of costs of sales include product costs, shipping costs to customers and any inventory adjustments.

Shipping and Handling Costs

The Company includes shipping and handling fees billed to customers as revenues and shipping and handling costs for shipments to customers as cost of revenues.

Income taxes

The Company is governed by the income tax laws of the United States of America. The Company accounts for income tax using the liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely- than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company applies the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of June 30, 2018, and December 31, 2017, the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future. The Company is subject to U.S. Federal income tax examinations for the tax years ended December 31, 2014 through 2016.

 pg.45

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (the Tax Act) was enacted into law and the new legislation contains several key tax provisions that affected us, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. We are required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, re-measuring our U.S. deferred tax assets and liabilities as well as reassessing the net realizability of our deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, we consider the accounting of the transition tax, deferred tax re-measurements, and other items to be incomplete due to the forthcoming guidance and our ongoing analysis of final year-end data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118.

The Company’s ability to utilize its net operating loss (NOL) carryforwards may be substantially limited due to ownership changes that may have occurred on December 14, 2017, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the Code), as well as similar state provisions. These ownership changes may limit the amount of NOL carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change,” as defined by Section 382 of the Code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percent of the outstanding stock of a company by certain stockholders or public groups.

If the Company has experienced an ownership change, utilization of the NOL carryforwards would be subject to an annual limitation, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any such limitation may result in the expiration of a portion of the NOL carryforwards before utilization. Until a study is completed, and any limitation known, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit under ASC-740. Any carryforwards that expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance. Due to the existence of the valuation allowance, it is not expected that any possible limitation will have an impact on the results of operations of the Company.

Tax returns for Profile Solutions, Inc. have not been prepared and filed for the years ended December 31, 2016 and 2017 through 2018 and may be subject to penalties for delinquent and non-compliance requirements, in addition, to the NOL carryover changes from prior years.

Net loss per common share

The Company follows ASC Topic 260 to account for earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

There were no potentially dilutive shares outstanding as of June 30, 2018.

Cash flows reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.

 pg.46

Recently issued accounting pronouncements

We have reviewed all new accounting pronouncements and, except as set forth below, do not expect any new pronouncements or guidance to have an impact on our results of operations or financial position.

All other newly issued accounting pronouncements, but not yet effective, have been deemed either immaterial or not applicable.

Note 3 –Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $358,988 at June 30, 2018, a net loss of $275,068 and net cash used in operating activities of $379,082 for the six months ended June 30, 2018.

While the Company is attempting to generate sufficient revenues, the Company’s cash position may not be sufficient enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate sufficient revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate sufficient revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – RELATED PARTY TRANSACTIONS

In March 2016, Elite entered into a three-year lease agreement with a related party for an aggregate rent of $46,091. This lease was amended in February 2018 for a monthly rent of approximately $4,000 with an annual escalation of 3% per year expiring on December 31, 2021 with the option to renew for two additional years. The Company owed this related party approximately $5,000 as of June 30, 2018 and December 31, 2017, respectively. The amounts owed to this related party were 15% and 45% of accounts payable as of June 30, 2018 and December 31, 2017, respectively.

Elite owed two related parties an aggregate of approximately $40,000 as of December 31, 2016. These amounts were repaid and converted to equity during 2017.

In November 2017, Elite entered into consulting agreements with three related parties for a monthly fee of $7,500 for three years. Two of the three agreements call for a percentage of future generations of sales and equity funding or acquisition of or by the Companies. Elite paid approximately $40,000 to these related parties in 2017. In February 2018, Elite entered into an additional consulting agreement with a related party for a monthly fee of $7,500 and 10% future generation of sales on a month to month basis

On March 31, 2018, $80,000 was paid as a good faith refundable deposit for a potential acquisition by the Company.

On May 14, 2018, the $ 80,000 deposit was paid back to the Company.

NOTE 5 - CONCENTRATION ON CREDIT RISK

Major Customers

During the six months ended June 30, 2018 and 2017, Elite had one customer that approximated 35% of sales and one customers that approximated 26% of sales, respectively. One customer in 2018 is also a minority shareholder of the Company.

 pg.47

At June 30, 2018 the Company had a concentration of accounts receivable from two customers, totaling 79%. One customer is also a minority shareholder of the Company.

At December 31, 2017, the Company had a concentration of accounts receivable from one customer, totaling 90%. This customer is also a minority shareholder of the Company.

Major Vendors

During the six months ended June 30, 2018 and 2017, Elite had four vendors that approximated 59% of purchases and four vendors that approximated 73% of purchase, respectively.

NOTE 6 – EQUITY

As noted in Note one on December 14, 2017, the Company acquired all of the issued and outstanding shares of Elite. The acquisition was accounted for as a recapitalization of the Company. The former shareholders of Elite received 600,000,000 shares in the new parent entity Profile

Preferred Stock

The Company has 10,000,000 preferred shares authorized with a par value of $0.001 per share with no issued and outstanding at June 30, 2018 and December 31, 2017.

Common Stock

The Company has 1,000,000,000 common shares authorized with a par value of $0.001 per share with 772,808,793 and 757,233,793 shares issued and outstanding at June 30, 2018 and December 31, 2017.

For the six months ended June 30, 2018, the Company issued 14,860,714 shares of common stock in consideration of $527,000 pursuant to certain subscription agreements. In addition, 714,286 shares of the Company’s common stock were issued for services rendered with a fair value of $25,000.

During the year ended December 31, 2017, the company issued 600,000,000 shares of common stock to former shareholders of Elite for 100% of the issued and outstanding shares of Elite

NOTE 7 – PREPAID EXPENSES

Prepaid Expense represents the payment tendered to a manufacturer to produce product. For the six months ended June 30, 2018 and year ended December 31, 2017, the company had $59,653 and $12,539 respectively

NOTE 8 – LOAN RECEIVABLE

On June 15, 2018, the Company entered into Royalty Participation Agreement with Stemtech Corporation. The Company loaned $100,000 to Stemtech Corporation to be used as working capital. The loan is interest free and due twelve months from the effective date. In consideration for the $50,000 loan from the Company Stemtech will pay a percentage from the sales, licensing or disposition of its products or other revenue. The royalty payments equal to the great of $10,000 or one percent of all “gross revenue” received by the company during the month based on (i) the sale, license, development, commercialization or monetization of the products and (ii) all gains on disposition of any products or assets or other income until the earlier of (A) the closing of the Reorganization and purchase and Sale Agreement between the Stemtech Corporation and the Company or (B) 12 months from execution of this agreement.

 pg.48

On June 22, 2018, the Company entered into Royalty Participation Agreement with Stemtech Corporation. The Company loaned $50,000 to Stemtech Corporation to be used as working capital. The loan is interest free and due twelve months from the effective date. In consideration for the $50,000 loan from the Company Stemtech will pay a percentage from the sales, licensing or disposition of its products or other revenue. The royalty payments equal to the great of $5,000 or one half percent of all “gross revenue” received by the company during the month based on (i) the sale, license, development, commercialization or monetization of the products and (ii) all gains on disposition of any products or assets or other income until the earlier of (A) the closing of the Reorganization and purchase and Sale Agreement between the Stemtech Corporation and the Company or (B) 12 months from execution of this agreement.

For the six months ended June 30, 2018, the Company recorded loan receivable of $150,000.

NOTE 9 - COMMITMENTS

Royalty agreements

On December 14, 2017, Profile Solutions, Inc. entered into a Royalty Agreement with a group of unrelated investors. The purpose of this Agreement is for Profile Solutions to utilize this license to develop produce, market, promote, distribute and enhance the existing prototype for its use within the United States of America. Royalty payments will be tendered on a quarterly basis beginning February 1, May1, August 1, and November 1 of each year during the term of this agreement.

Lease agreements

On February 1, 2018 the Company’s entered into a three year lease agreement with a related party in Sunrise, Florida commencing February 1, 2018 through January 31, 2021 for aggregate rent of $155,988 The amount is to be paid monthly over the term of the lease term along with 3 percent increases per annum. A deposit of $1,250 was tendered to secure the lease.

Future minimum lease payments for this office space are as follows:

Year	Amount
2018	47,663
2019	51,996
2020	51,996
2021	4,333
$155,988

Employment agreement

During the year ended December 31, 2017, the Company entered into an employment agreement dated November 1, 2017 with the Company’s wholly owned subsidiary CEO. As part of this agreement, the Company agreed to annual compensation of $ 90,000 with a 3-year term. On May 1, 2018, the Agreement has been modified to annual compensation of $48,000 plus 5% of sales over $50,000 per month. Refer to Note 4 for additional future commitments related to this agreement.

Consulting agreements

During the year ended December 31, 2017, the Company entered into two separate consulting agreements dated November 1, 2017. As part of these agreements, the Company agreed to annual compensation of $ 90,000 each with 3-year terms. The Consultants will provide strategic business development ideas as well as public company expertise and management. Refer to Note 4 for additional future commitments related to these agreement.

In February 2018, Elite entered into an additional consulting agreement with a related party for a monthly fee of $7,500 and 10% future generation of sales on a month to month basis.

On March 2, 2018, the Company entered into an Advisory Board Agreement with an individual that has expertise in the Hemp business and also has expertise in public companies. This agreement is for four months and consideration is for $25,000 worth of the Company’s common stock payable at $0.035 a share.

 pg.49

[Outside back cover of prospectus]

Dealer Prospectus Delivery Obligation

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Profile Solutions, Inc.

167,583,443 Shares of Common Stock Prospectus

___________, 2018

 pg.50

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. The selling stockholder will bear no expenses associated with this offering except for any broker discounts and commissions or equivalent expenses and expenses of the selling stockholder’s legal counsel applicable to the sale of its shares. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fees.

Securities and Exchange Commission registration fees	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$

*To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

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Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board of Directors pursuant to the applicable procedure outlined in the bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 15. Recent Sales of Unregistered Securities.

On October 3, 2016, we issued 5,500,000 shares of common stock to a consultant for services rendered. These common shares were valued on the measurement date at $27,500 based on estimated fair value of services rendered and we recorded compensation expense of $27,500.

On December 14, 2017, we issued 360,000,000 shares of common stock pursuant to a Reorganization and Stock Purchase Agreement in exchange for $ 105,935.12

On December 14, 2017, we issued 120,000,000 shares of common stock to a consultant for services rendered. These common shares were valued on the measurement date at $10,000 based on estimated fair value of services rendered and we recorded compensation expense of $10,000.

On December 14, 2017, we issued 60,000,000 shares of common stock to a consultant for services rendered. These common shares were valued on the measurement date at $5,000 based on estimated fair value of services rendered and we recorded compensation expense of $5,000.

On December 14, 2017, we issued 60,000,000 shares of common stock pursuant to a Reorganization and Stock Purchase Agreement in exchange for $ 25,000

On December 14, 2017, we issued 1,000,000 shares of common stock to pursuant to a Stock Subscription Agreement for $5,000.

On December 14, 2017, we issued 1,000,000 shares of common stock to pursuant to a Stock Subscription Agreement for $5,000.

On December 14, 2017, we issued 20,000,000 shares of common stock to pursuant to a Stock Subscription Agreement for $100,000.

On December 14, 2017, we issued 400,000 shares of common stock to pursuant to a Stock Subscription Agreement for $2,000.

On December 14, 2017, we issued 4,000,000 shares of common stock to pursuant to a Stock Subscription Agreement for $20,000.

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On December 14, 2017, we issued 4,000,000 shares of common stock to pursuant to a Stock Subscription Agreement for $20,000.

On December 14, 2017, we issued 4,000,000 shares of common stock to pursuant to a Stock Subscription Agreement for $20,000.

On December 14, 2017, we issued 4,000,000 shares of common stock to pursuant to a Stock Subscription Agreement for $20,000.

On December 14, 2017, we issued 4,000,000 shares of common stock to pursuant to a Stock Subscription Agreement for $20,000.

On December 14, 2017, we issued 4,000,000 shares of common stock to pursuant to a Stock Subscription Agreement for $20,000.

On December 14, 2017, we issued 1,000,000 shares of common stock to pursuant to a Stock Subscription Agreement for $5,000.

On December 14, 2017, we issued 38,874,023 shares of common stock to pursuant to a Stock Subscription Agreement for $35,000.

On December 14, 2017, we issued 38,874,023 shares of common stock to pursuant to a Stock Subscription Agreement for $35,000.

On December 14, 2017, we issued 100,000 shares of common stock to a consultant for services rendered. These common shares were valued on the measurement date at $500 based on estimated fair value of services rendered and we recorded compensation expense of $500.

On December 14, 2017, we issued 100,000 shares of common stock to a consultant for services rendered. These common shares were valued on the measurement date at $500 based on estimated fair value of services rendered and we recorded compensation expense of $500.

On December 14, 2017, we issued 100,000 shares of common stock to a consultant for services rendered. These common shares were valued on the measurement date at $500 based on estimated fair value of services rendered and we recorded compensation expense of $500.

On December 14, 2017, we issued 100,000 shares of common stock to a consultant for services rendered. These common shares were valued on the measurement date at $500 based on estimated fair value of services rendered and we recorded compensation expense of $500.

On December 14, 2017, we issued 100,000 shares of common stock to a consultant for services rendered. These common shares were valued on the measurement date at $500 based on estimated fair value of services rendered and we recorded compensation expense of $500.

On December 14, 2017 we cancelled 9,250,000 shares of common stock pursuant to a Common Stock Re-Purchase Agreement for $9,000.

On December 14, 2017 we cancelled 10,000,000 shares of common stock pursuant to a Common Stock Re-Purchase Agreement for $9,138.58.

On December 14, 2017, we cancelled 56,750,000 shares of common stock pursuant to a Common Stock Re-Purchase Agreement for $51,861.42.

On March 2, 2018, we issued 714,286 shares of common stock pursuant to a consulting agreement for services rendered valued at $ 25,000

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Each of the above issuances were offered in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and none of the issuances were registered or qualified in any jurisdictions and were offered pursuant to applicable exemptions from registration. The shares, when issued, were restricted securities and contained a restrictive legend stating that the shares were not registered under the Securities Act. We did not pay anyone any compensation, commission, fee or other consideration in connection with the sale of our shares.

Item 16. Exhibits and Financial Schedules.

Exhibit Number	Title or Description
3(i)	Articles of Incorporation
3(ii)	Bylaws
5	Opinion re: legality
10(i)	Consulting Agreement between subsidiary and Dan Oran
10(ii)	Employment Agreement between subsidiary and Chief Executive Officer
21	Subsidiaries of the registrant
23(i)	Consent of Independent Public Accountant
23(ii)	Consent of Counsel (included in Exhibit 5)

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunrise, State of Florida, on October 19, 2018.

PROFILE SOLUTIONS, INC.

By:	/s/Dan Oran
Dan Oran
Chief Executive Officer
Chief Financial Officer

Date:	October 19, 2018

 In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature and Name		Capacity in which signed	Date

/s/	Dan Oran	Director, Chief Executive Officer and Chief Financial Officer	October 19, 2018
Dan Oran

pg. 55